EXHIBIT 99.1 — PRESS RELEASE

5711 S 86TH CIR • PO BOX 27347 • Omaha NE 68127-0347
Executive Office: (402) 596-8900 • Fax (402) 592-4006
Internet: www.infoUSA.com

FOR IMMEDIATE RELEASE
January 25, 2005

CONTACT:
VIN GUPTA — CHAIRMAN & CHIEF EXECUTIVE OFFICER
Phone: (402) 596-8900 · Fax: (402) 339-0265
E-Mail: vin.gupta@infoUSA.com
RAJ DAS — CHIEF FINANCIAL OFFICER
Phone: (402) 593-4517 · Fax: (402) 339-0265
E-Mail: raj.das@infoUSA.com
LAUREL GUPTA — DIRECTOR, INVESTOR RELATIONS
Phone: (402) 593-4535 · Fax: (402) 339-0265
E-Mail: laurel.gupta@infousa.com

infoUSA Declares Cash Dividend of $0.20 per Share

(OMAHA, NE) — The Board of Directors of infoUSA® (Nasdaq: IUSA) today declared a cash dividend of 20 cents per common share, the first cash dividend ever declared by infoUSA. The dividend is payable on March 1, 2005, to shareholders of record as of the close of business on February 8, 2005. As of December 31, 2004, the end of the Company’s fiscal year, the Company had 53,177,737 shares outstanding.

Vin Gupta, Chairman and CEO, infoUSA, said “We have used the strong cash flow generated by our business to reduce our leverage and make acquisitions. We expect to have more than adequate liquidity to meet the needs of the business for the foreseeable future, and plan to continue de-leveraging our balance sheet. At the same time, our strong cash flow enables us to share some of the financial return directly with our shareholders, who will be able to take advantage of lower tax rates. We also anticipate that this action will potentially attract new investors to our company.”

About infoUSA

infoUSA (www.infoUSA.com), founded in 1972, is the leading provider of business and consumer information products, database marketing services, data processing services and sales and marketing solutions. Content is the essential ingredient in every marketing program, and infoUSA has the most comprehensive data in the industry, and is the only company to own a proprietary database of 250 million consumers and 14 million businesses under one roof. The infoUSA database powers the directory services of the top Internet traffic-generating sites. Nearly 3 million customers use infoUSA’s products and services to find new customers, grow their sales, and for other direct marketing, telemarketing, customer analysis and credit reference purposes. infoUSA headquarters are located at 5711 S. 86th Circle, Omaha, NE 68127 and can be contacted at (402) 593-4500.

Statements in this announcement other than historical data and information constitute forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, but are not limited to, recent changes in senior management, the successful integration of recent and future acquisitions, fluctuations in operating results, failure to successfully carry out our Internet strategy or to grow our Internet revenue, effects of leverage, changes in technology and increased competition. More information about potential factors that could affect the company’s business and financial results is included in the company’s filings with the Securities and Exchange Commission.